Exhibit 99.B.(d)(1)(b)

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
between
COMPASS EMP FUNDS TRUST
and
VICTORY CAPITAL MANAGEMENT INC.

Dated May 1, 2015

Name of Fund		Fee*	Last Approved by Shareholders or Board	Must Be Approved By

1.	Compass EMP U.S. 500 Volatility Weighted Fund	0.70%	April 17, 2015

2.	Compass EMP U.S. Small Cap 500 Volatility Weighted Fund	0.70%	April 17, 2015

3.	Compass EMP International 500 Volatility Weighted Fund	0.80%	April 17, 2015

4.	Compass EMP Emerging Market 500 Volatility Weighted Fund	0.85%	April 17, 2015

5.	Compass EMP U.S. 500 Enhanced Volatility Weighted Fund	0.70%	April 17, 2015

6.	Compass EMP International 500 Enhanced Volatility Weighted Fund	0.80%	April 17, 2015

7.	Compass EMP REC Enhanced Volatility Weighted Fund	1.05%	April 17, 2015

8.	Compass EMP Commodity Strategies Volatility Weighted Fund	0.80%	April 17, 2015

9.	Compass EMP Commodity Strategies Enhanced Volatility Weighted Fund	0.80%	April 17, 2015

10.	Compass EMP Long/Short Strategies Fund	1.15%	April 17, 2015

11.	Compass EMP Market Neutral Income Fund	0.60%	April 17, 2015

12.	Compass EMP Enhanced Fixed Income Fund	0.40%	April 17, 2015

*  Expressed as a percentage of average daily net assets.  Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time.  In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.

13.	Compass EMP Ultra Short-Term Fixed Income Fund	0.40%	April 17, 2015

14.	Compass EMP Multi-Asset Balanced Fund	0.00%	April 27, 2015

15.	Compass EMP Multi-Asset Growth Fund	0.00%	April 27, 2015

16.	Compass EMP Alternative Strategies Fund	0.00%	April 17, 2015

17.	Compass EMP U.S. 500 Volatility Weighted Index ETF	0.30%	April 17, 2015

18.	Compass EMP U.S. 500 Enhanced Volatility Weighted Index ETF	0.30%	April 27, 2015

19.	Compass EMP U.S. EQ Income 100 Enhanced Volatility Weighted Index ETF	0.30%	April 27, 2015

20.	Compass EMP U.S. Discovery 500 Enhanced Volatility Weighted Index ETF	0.30%	April 17, 2015

21.	Compass EMP Developed 500 Enhanced Volatility Weighted Index ETF	0.40%	April 27, 2015

COMPASS EMP FUNDS TRUST

By:
Name:
Title:

VICTORY CAPITAL MANAGEMENT INC.

By:
Name:
Title: